Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (No. 333-182417) on Form N-1A of Anfield Universal Fixed Income ETF, a separate series of Two Roads Shared Trust of our report dated September 30, 2019, relating to our audit of the financial statements and financial highlights, which appear in the July 31, 2019 Annual Report to Shareholders, which are also incorporated by reference into the Registration Statement.

We also consent to the references to our firm under the captions “Fund Service Providers,” "Financial Highlights," “Policies and Procedures for Disclosure of Portfolio Holdings” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ RSM US LLP

Denver, Colorado

November 26, 2019